Cardiff Oncology to Participate in the William Blair Biotech Focus Conference
SAN DIEGO (July 30, 2020) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology therapeutics company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, castration-resistant prostate cancer and leukemia, today announced that the Company will participate in the William Blair Biotech Focus Conference, a virtual conference, taking place August 4-6.
Chief Executive Officer, Dr. Mark Erlander, is scheduled to participate in a fireside chat on Thursday, August 6, at 10:00 a.m. PT / 12:00 p.m. CT / 1:00 p.m. ET.

The fireside chat will take a deeper look into Cardiff Oncology’s investigational drug, onvansertib, an oral and highly-selective Polo-like Kinase 1 (PLK1) inhibitor, which is currently in clinical trials for three different cancer indications – KRAS-mutated metastatic colorectal cancer, castration-resistant prostate cancer, and acute myeloid leukemia. The discussion will specifically focus on the scientific rationale behind patient selection strategies, synergies with existing treatments, and the data released to date.

A live webcast may be accessed by visiting the Investor Relations events section of the Cardiff Oncology website or by clicking on the link https://wsw.com/webcast/blair57/crdf/. A replay of the webcast will be available shortly after the conclusion of the fireside chat and will be archived on the Company website for 90 days.

About Cardiff Oncology, Inc.
Cardiff Oncology (formerly Trovagene, Inc.) is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
EVP and Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

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